245 FIFTH AVENUE WALTHAM, MASSACHUSETTS

LEASE AGREEMENT BETWEEN

NWALP PHOP PROPERTY OWNER LLC,

a Delaware limited liability company, AS LANDLORD

AND

STOKE THERAPEUTICS, INC.,

a Delaware corporation, AS TENANT

TABLE OF CONTENTS

1. Basic Lease Information 1

2. Lease Grant 4

3. Term and Commencement Date 4

4. Rent 7

5. Compliance with Laws; Use 8

6. Letter of Credit 10

7. Building Services 10

8. Alterations 12

9. Repairs and Maintenance 13

10. Entry by Landlord 15

11. Assignment and Subletting 15

12. Notices 17

13. Indemnity and Insurance 18

14. Casualty Damage 20

15. Condemnation. 21

16. Events of Default 21

17. Limitation of Liability. 24

18. Holding Over 26

19. Surrender of Premises 26

20. Subordination; Estoppel Certificate 27

21. Miscellaneous. 28

LEASE AGREEMENT

This Lease Agreement (this “Lease”) is made and entered into as of January 21 , 2026 (the “Effective Date”), by and between NWALP PHOP PROPERTY OWNER LLC, a Delaware limited liability company (“Landlord”), and STOKE THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

1.
Basic Lease Information.
1.01
“Building” shall mean the building located at 245 Fifth Avenue, Waltham, Massachusetts. The “Rentable Floor Area of the Building” is approximately 252,544 square feet.

“Property” means the Building and the parcel(s) of land on which it is located, and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

“Project” shall mean the Property together with any other properties and the building(s) and other improvements thereon to the extent owned or controlled by Landlord or its affiliates and operated collectively with the Property from time to time.

1.02
“Premises” shall mean the area shown on Exhibit A to this Lease. The Premises comprise the entire fifth (5th) floor and the entire sixth (6th) floor of the Building.
1.03
“Rentable Floor Area of the Premises”: Approximately 98,472 square feet in the aggregate, consisting of (a) approximately 50,732 square feet on the fifth (5th) floor of the Building and (b) approximately 47,740 square feet on the sixth (6th) floor of the Building.
1.04
“Estimated Term Commencement Date”: January 1, 2027. See Section 3.02 regarding remedies for any delay in the Term Commencement Date beyond the Estimated Term Commencement Date.
1.05
“Term Commencement Date”: The Substantial Completion Date, as defined in Section 3.01.
1.06
“Term Expiration Date”: The last day of the one hundred thirty-four (134th) full calendar month following the Term Commencement Date.
1.07
“Base Rent”:

Lease Year	Per Annum Rate Per RSF	Annual Base Rent	Monthly Base Rent
*1 - 3	$70.00	$6,893,040.00	$574,420.00
4	$74.00	$7,286,928.00	$607,244.00
5	$76.22	$7,505,535.84	$625,461.32
6	$78.51	$7,730,701.92	$644,225.16
7	$80.86	$7,962,622.97	$663,551.91

1

8	$83.29	$8,201,501.66	$683,458.47
9	$85.79	$8,447,546.71	$703,962.23
10	$88.36	$8,700,973.11	$725,081.09
11	$91.01	$8,962,002.31	$746,833.53

*Subject to Tenant’s right to elect the Monthly Rent Waiver Periods (not to exceed fourteen

(14) months in the aggregate) over Lease Years 1, 2 or 3, pursuant and subject to Section

4.01 below.

As used above, the first “Lease Year” shall commence on the Term Commencement Date and end on the last day of the fourteenth (14th) full calendar month following the Term Commencement Date, and each subsequent Lease Year shall mean each successive period of twelve (12) calendar months following the first Lease Year during the initial Term, provided that the last Lease Year of the initial Term shall end on the Term Expiration Date set forth above for the initial Term.

1.08
Tenant’s Proportionate Share” shall mean 39.00%, as such percentage may be adjusted from time to time to reflect any physical changes in the Premises or the Building.
1.09
Additional Provisions: See Exhibit F
1.
Parking
2.
Hazardous Materials
3.
Sustainability
4.
pH Neutralization System
5.
Green Lease Schedule
6.
Roof Rights
7.
Negative Conditions

1.10
"Initial Turnkey Improvements" shall mean the Landlord's Work, including the complete buildout of the Premises on a turnkey basis per the agreed-upon plans and specifications, inclusive of the vivarium, lab furniture, casework, fume hoods, specialty gases, the Generator, and all other Specialty Systems, but all only to the extent expressly provided in Exhibit C attached hereto.
1.11
“Security Deposit” shall mean the letter of credit in the amount of $3,000,000.00, as provided in Section 6 and Exhibit G attached hereto.
1.12
"Specialty Systems" shall mean the supplemental generator, supplemental HVAC, vivarium-specific systems, lab-specific systems (including fume hoods, vacuum systems, compressed air, and specialty gas distribution), and building management systems installed as part of the Initial Turnkey Improvements, but all only to the extent expressly provided in Exhibit C attached hereto.
1.13
“Broker”: Cushman & Wakefield.
1.14
“Permitted Use”: Subject to applicable Laws (as defined below), including applicable City of Waltham zoning rules and regulations, and the terms set forth herein, general office, research and development and laboratory uses, and as ancillary uses thereto, vivarium uses. Notwithstanding anything to the contrary in this Lease, under no circumstances shall Tenant use or occupy the Premises or any part thereof in a manner that includes activities that would qualify or be characterized or categorized as any laboratory biosafety level (“BSL”) other than BSL1 or BSL2.

1.15
“Notice Address(es)”:

For Landlord: For Tenant:

NWALP PHOP Property Owner LLC c/o Northwood Investors LLC

1819 Wazee Street, 2nd Floor Denver, CO 80802

With a copy to:

Anchor Line Partners, LLC

One Post Office Square, 36th Floor, Boston, Massachusetts 02109

Attn. Andrew J. Maher With a copy to:

Nutter, McClennen & Fish, LLP 155 Seaport Boulevard

Boston, MA 02210

Attn: Michael F. Burke, Esq.

Prior to the Term Commencement Date:

Stoke Therapeutics, Inc. 45 Wiggins Avenue

Bedford, MA 01730

From and after the Term Commencement Date:

Stoke Therapeutics, Inc. 245 Fifth Avenue

Waltham, MA 02451 With copy to:

Stoke Therapeutics, Inc. 245 Fifth Avenue

Waltham, MA 02451 Attn: General Counsel

1.16
“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located. “Building Service Hours” are 8:00 a.m. to 6:00 p.m. on Business Days.
1.17
Other Defined Terms: Other capitalized terms shall have the meanings set forth in the Lease and its Exhibits below. References in this Lease to numbered Sections shall be deemed to refer to the numbered Sections of this Lease, unless otherwise specified.
1.18
Exhibits: The following exhibits and attachments are incorporated into and made a part of this Lease:

Exhibit A (Outline and Location of Premises) Exhibit B (Expenses and Taxes)

Exhibit C (Scope of Work Letter) Exhibit D (Commencement Letter)

Exhibit E (Building Rules and Regulations) Exhibit F (Additional Provisions)

Exhibit G (Letter of Credit) Exhibit H (Options)

2.
Lease Grant.
2.01
Premises. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The Premises exclude the exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Building (exclusively or in common), and other Common Areas (as defined below) of the Building. Notwithstanding anything hereinabove to the contrary, if the Premises include the entire rentable area of any floor, the common corridors, elevator lobby, and restroom facilities located on such full floor(s) shall be considered part of the Premises.
2.02
Appurtenant Rights. During the Term, Tenant shall have, as appurtenant to the Premises, the non-exclusive rights to use in common (subject to any reasonable rules of general applicability to tenants and other users of the Building from time to time made by Landlord): (a) the common lobbies, corridors, stairways, elevators and loading platform of the Building, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others;

(b) common driveways and walkways necessary for access to the Building; (c) if the Premises include less than the entire rentable floor area of any floor, the common corridors, elevator lobby, and restroom facilities located on such floor; and (d) all other areas or facilities in or about the Building from time to time designated for general use in common by Tenant, other Building tenants, and Landlord (collectively, the “Common Areas”). Common Areas may also include areas, facilities (including parking facilities) and amenities located within such buildings or on such land in the Project that are not part of the Property and that are designated for the general non-exclusive use and convenience of Tenant and other tenants of the Building and, to the extent applicable, of the other buildings in the Project.

3.
Term and Commencement Date.
3.01
Term. The “Term” of this Lease shall begin at 12:01 a.m. on the Term Commencement Date and shall end at 11:59 p.m. on the Term Expiration Date set forth in Section 1, unless sooner terminated or extended in accordance with the provisions of this Lease. Promptly after the determination of the Term Commencement Date, Landlord and Tenant shall execute and deliver a commencement letter in the form attached as Exhibit D (the “Commencement Letter”). Tenant’s failure to execute and return the Commencement Letter, or to provide written objection to the statements contained in the Commencement Letter, within thirty (30) days after its delivery to Tenant shall be deemed an approval by Tenant of the statements contained therein.
3.02
Landlord’s Work. Subject to Landlord’s obligation to perform the Landlord’s Work (as hereinafter defined), the Premises shall be leased by Tenant in their current “as is” condition and configuration without any representations or warranties by Landlord. Landlord, at its expense, shall perform the work described in the scope of work letter attached hereto as part of Exhibit C , using Building standard materials, quantities and finishes (collectively, the “Landlord’s Work”).

The Landlord’s Work includes the purchase and installation of an up to 300kW natural gas generator for Tenant’s exclusive use (the “Generator and so-called “universal power supply” capable of providing a maximum capacity of 110 kW 208V 3-phase capacity for the entire Premises (the "UPS"). Following the installation thereof, Tenant shall have the right to use the Generator and UPS, but the Generator and UPS shall remain on the Property and be surrendered to Landlord upon the expiration or earlier termination of this Lease or in the event of any bankruptcy of Tenant. Landlord agrees to assign to Tenant any manufacturers' or installers' warranties with respect to the Generator and UPS, to the extent such warranties are assignable. If any such warranties are not assignable, Landlord agrees to cooperate with Tenant, at Tenant's sole cost and expense, to enforce such warranties for Tenant's benefit. Notwithstanding

Tenant’s right to use the Generator and UPS, Tenant hereby acknowledges and agrees that it shall do so at Tenant’s sole risk and Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if the Generator or UPS should fail to operate properly or as intended or if the quality, character or supply of electrical energy therefrom is changed or is no longer available or suitable for Tenant’s requirements, Tenant hereby holding Landlord harmless for all of such loss, damage and expense. Tenant shall be solely responsible, at Tenant’s sole cost, for the operation, maintenance, testing, refueling, cleaning and/or repair of, and for insuring, the Generator and UPS, and the use, storage and disposal of any Hazardous Materials in connection with the Generator and UPS, all in compliance with applicable Laws, and shall indemnify Landlord for any and all damage, liabilities, costs and losses arising therefrom. Without limiting the generality of the foregoing, Tenant shall maintain in effect throughout the Term a service contract providing at least quarterly inspections and maintenance for the Generator and UPS and shall provide Landlord with a copy of such service contract and the maintenance reports and service records. Landlord shall have no obligation to replace the Generator or UPS; provided, however, that if a replacement is reasonably necessary for Tenant's operations and Landlord elects not to replace such equipment, Tenant may do so at its own expense, and Landlord shall reimburse Tenant for the unamortized cost thereof upon the expiration or earlier termination of this Lease, based on a straight-line amortization over the useful life of the replacement equipment.

The “Substantial Completion Date” shall mean the date on which the Premises are delivered to Tenant with the Landlord’s Work Substantially Complete (as defined below). Landlord shall use reasonable efforts and act in good faith to Substantially Complete the Landlord’s Work on or before the Estimated Term Commencement Date, subject to any Tenant Delays or Force Majeure.

As used herein, “Tenant Delay” shall mean any delay in the design or performance of the Landlord’s Work caused by Tenant, but only to the extent Landlord provides Tenant with prompt written notice of such delay and that it will be considered a Tenant Delay hereunder. Tenant Delay includes, without limitation, a delay caused by (a) any failure by Tenant to timely respond to requests for information necessary to carry out the Landlord’s Work, (b) any failure by Tenant timely to reasonably approve a substitute for any materials, equipment, designs, processes, or products that are not readily available to Landlord’s contractor to acquire in a timely manner and incorporate into the Landlord’s Work in the ordinary course without delay, (c) any change order (whether or not the same is approved and implemented), (d) any failure of Tenant to act in a timely manner as required hereunder (or if no time period is expressly set forth in this Lease, then within five (5) Business Days after Landlord’s request) on any design-related or construction-related question or matter, (e) any specification by Tenant of long lead time materials or installations in addition to or other than Landlord’s standard finish-out materials, (f) any request by Tenant that Landlord delay the commencement of, or delay or suspend the performance of, any element of the Landlord’s Work (it being agreed that Landlord is not required to comply with such request and may decline to comply therewith in its sole discretion) or (g) any other act or omission of Tenant or any of its officers, employers, agents, contractors, or equipment vendors.

For purposes hereof, “Substantially Complete” and “Substantial Completion” shall mean that the Landlord’s Work has been completed, other than punch-list items (which Landlord shall use reasonable efforts to complete within thirty (30) days to the extent reasonably practicable), the completion of which will not unreasonably delay or interfere with Tenant’s occupancy of the Premises for the regular conduct of business, as reasonably determined by Landlord, and as evidenced by the issuance of a temporary certificate of occupancy for the Premises; provided, however, that if such certificate of occupancy cannot be issued due to any work to be performed by Tenant or installation of cabling, furniture, fixtures or equipment to be performed by Tenant, or any other action required of Tenant, then the issuance of a certificate of occupancy shall not be a condition to the occurrence of the Substantial Completion Date, and the Landlord’s Work shall be deemed Substantially Complete on the date that the certificate of occupancy would have issued but for the non-completion of such work, installation or action to be performed by

Tenant. For each day of Tenant Delay, the Substantial Completion Date shall be deemed to be one day earlier than the actual date thereof, and the Term Commencement Date and Tenant’s obligation to pay Base Rent and additional charges shall be accelerated accordingly.

3.03
Delivery. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition. Any delay in the Substantial Completion of the Landlord’s Work or any portion thereof or any delay in the delivery of the Premises or in the occurrence of the Term Commencement Date shall not give rise to any liability or default by Landlord or affect any of the terms of this Lease or Tenant’s obligation to accept the Premises when delivered. Notwithstanding the foregoing, in the event of any delay in the occurrence of the Substantial Completion Date beyond the Estimated Term Commencement Date solely caused by Landlord (and not due to any Tenant Delay or Force Majeure) (a "Landlord Delay"), then as Tenant’s sole and exclusive remedies therefor, (a) Tenant shall be entitled to a per diem credit against the Base Rent first due under this Lease in the amount equal to $5,530.89 (which represents the per diem 50% mark-up component of the holdover occupancy charge under Tenant’s existing lease at 45 Wiggins Avenue, Bedford, Massachusetts (“Tenant’s Existing Lease”)) for each day after the Estimated Term Commencement Date until the Substantial Completion Date (the “Existing Lease Holdover Component Rent Credit”), and (b) if such Landlord Delay continues for more than one hundred twenty

(120) days beyond the Estimated Term Commencement Date (the “Late Delivery Date”), then in addition to the Existing Lease Holdover Component Rent Credit, Tenant shall also be entitled to a per diem credit against the Base Rent first due under this Lease in the amount equal to $19,147.33 (which represents the per diem Base Rent initially due under this Lease) for each day of such Landlord Delay beyond the Late Delivery Date.

3.04
FF&E Allowance; Moving Allowance. Any initial improvements to the Premises beyond the Landlord’s Work desired by Tenant, including, without limitation, the Tenant’s FF&E Work and any other purchase and installation of any fixtures, furniture, equipment and wiring for the Premises, shall be performed by Tenant in accordance with Section 8, at Tenant’s sole cost and expense, but subject to the FF&E Allowance (as defined below).

Landlord shall provide to Tenant an allowance of up to $20.00 per square foot of Rentable Floor Area of the Premises (the “FF&E Allowance”) to be applied toward the costs (the “Tenant’s FF&E Costs”) of all design, coordination, procurement, installation and data wiring of all workstations, offices, office casework, conference, seating, ancillary furniture, lab accessories, tenant equipment, A/V, security, signage, graphics, glass film and specialty lighting (collectively, the “Tenant’s FF&E Work”). Following Tenant’s completion of Tenant’s FF&E Work, Tenant may submit to Landlord a one-time requisition for reimbursement setting forth the actual Tenant’s FF&E Costs, which requisition shall contain invoices and such other evidence of the actual Tenant’s FF&E Costs incurred by Tenant as Landlord may reasonably request, together with evidence reasonably satisfactory to Landlord that the same have been paid (including final and unconditional lien waivers if applicable). Landlord shall reimburse Tenant from the FF&E Allowance an amount equal to the actual Tenant’s FF&E Costs properly set forth in the requisition (but not to exceed the amount of the FF&E Allowance), within thirty (30) days after receipt of such requisition.

Tenant shall have the right to use all lab fixtures, furniture and equipment furnished as part of the Landlord’s Work and all items paid for from the FF&E Allowance during the Term (collectively, the “Purchased FF&E”), which Purchased FF&E shall remain the property of Landlord. Notwithstanding the foregoing or anything to the contrary, Tenant acknowledges that Landlord shall not maintain any insurance covering the Purchased FF&E and shall have no liability or obligation (including with respect to the maintenance, repair or replacement thereof) to Tenant with respect to the Purchased FF&E after the initial installation thereof. Upon the expiration or earlier termination of this Lease or in the event of any bankruptcy of Tenant, the Purchased FF&E shall remain in the Premises and Tenant shall surrender the Purchased FF&E in good condition, ordinary wear and tear excepted. Upon the expiration or earlier termination of this Lease, Tenant shall have no obligation to remove or restore any of the Initial Turnkey Improvements or Purchased FF&E.

In addition to the FF&E Allowance, Landlord shall provide to Tenant a one-time cash allowance of up to $500,000.00 (the “Additional Tenant Allowance”) to be used at Tenant's election toward costs including, but not limited to, Tenant's obligations at its prior premises, relocation costs (including lab and chemical moving costs), and IT expenditures (collectively, the “Additional Costs”) Tenant may submit to Landlord a one-time requisition for reimbursement setting forth the actual Additional Costs incurred by Tenant, which requisition shall contain invoices and such other evidence of the actual Additional Costs incurred by Tenant as Landlord may reasonably request. Landlord shall reimburse Tenant from the Additional Tenant Allowance an amount equal to the actual Additional Costs properly set forth in the requisition (but not to exceed the amount of the Additional Tenant Allowance), within thirty (30) days after receipt of such requisition. The Additional Tenant Allowance shall be available for requisition by Tenant immediately upon the Effective Date of this Lease.

The FF&E Allowance and the Additional Tenant Allowance (collectively, the “Allowances”) must be used within twelve (12) months following the Term Commencement Date (such period, as it may be extended, the "Allowance Period") or shall be deemed forfeited with no further obligation by Landlord with respect thereto In addition, notwithstanding anything to the contrary contained herein, Landlord shall not be obligated to disburse or apply any portion of the Allowances at any time when there exists a Default under the Lease (or for so long as an event or condition has occurred which with notice and the passage of time would constitute such a Default), until such time as the Default (or the event or condition) has been cured by Tenant.

3.05
Early Access. Tenant shall have the right to access the Premises commencing as of sixty (60) days prior to the Estimated Term Commencement Date for the purposes of performing the Tenant’s FF&E Work, provided that any such entry prior to the Term Commencement Date shall be subject in each case to (i) Landlord’s approval of the schedule and scope of Tenant’s FF&E Work (which shall not delay or interfere with the performance by Landlord of the Landlord’s Work), (ii) Landlord’s approval of Tenant’s contractors or vendors for such work in accordance with Section 8 of the Lease, (iii) Landlord’s receipt from Tenant of copies of all necessary permits for the applicable work by Tenant, if any, and

(iv) customary insurance certificates from Tenant’s contractors, subcontractors, and other parties acting under Tenant with respect to the applicable work in accordance with Section 8 of the Lease. Tenant shall be responsible for any damage or delay to the Landlord’s Work or the Premises caused by Tenant or its employees, agents, contractors, subcontractors, material suppliers and laborers in connection with such entry. Any entry into the Premises by Tenant (or its contractors, subcontractors, or other parties acting under Tenant) prior to the Term Commencement Date shall be subject to all of the provisions of the Lease that are applicable to the Premises during the Term, except for the obligation to pay Rent.

4.
Rent.
4.01
Base Rent and Additional Rent. During the Term (but subject to the following subparagraph of this Section 4.01 below), Tenant hereby covenants and agrees to pay to Landlord, without any setoff or deduction (except to the extent expressly set forth in this Lease), (a) all Base Rent (as provided in Section 1), (b) Tenant’s Proportionate Share of the Expenses and Taxes (as provided in Exhibit B attached hereto), and (c) all other Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay to Landlord from time to time under this Lease.

Provided that Tenant is not then in Default under this Lease, Tenant shall be entitled to fourteen

(14) months of abatement of the Base Rent and Tenant’s Proportionate Share of Expenses and Taxes

(collectively, the “Monthly Rent”) during the initial thirty-six (36) months of the Term. Tenant may elect which months to apply the abatement to (the “Monthly Rent Waiver Periods”) by providing written notice to Landlord at least thirty (30) days prior to the selected month(s). Notwithstanding any such waiver of Monthly Rent, all other sums due under this Lease, including utility charges, shall be payable during the Monthly Rent Waiver Periods as provided in this Lease.

4.02
Manner and Timing of Payments. Base Rent and other recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant within thirty (30) days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, that Landlord from time to time designates for such purposes and shall be paid by Tenant by good and sufficient check payable in United States of America currency or by electronic or wire transfer to an account from time to time designated by Landlord. Landlord’s acceptance of less than the entire amount of Rent shall be considered, unless otherwise specified by Landlord, a payment on account of the oldest obligation due from Tenant hereunder, notwithstanding any statement to the contrary contained on or accompanying any such payment from Tenant. Rent for any partial month during the Term shall be prorated on a per diem basis, calculated on the basis of a 365-day year. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction.
5.
Compliance with Laws; Use.

Tenant shall use the Premises only for the Permitted Use and shall not use or permit the use of the Premises for any other purpose. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including without limitation, the Environmental Health and Safety Laws (as defined in Exhibit F attached hereto) and the Americans with Disabilities Act (“Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises and the Building systems located in or exclusively serving the Premises.

Without limiting the generality of the foregoing, Tenant shall be solely responsible for complying with all Laws that relate to operations of Tenant’s laboratory and vivarium uses, and all Laws pertaining to equipment, installations and improvements used or required in connection with the operations of Tenant’s laboratory and vivarium uses.

Tenant’s vivarium will be permitted to be operated only in the portion of the Premises shown on the fit plan for the Landlord’s Work attached as part of Exhibit C hereto, and shall be used for biomedical research, development, handling and testing of the Permitted Animals (as hereinafter defined) (“Animal Use”). Tenant shall not use any animals other than mice and rats and other animals as are lawfully reasonably and customarily used in laboratories in Cambridge or Waltham, Massachusetts and lawful in Waltham, Massachusetts (the “Permitted Animals”) in its operations. In addition, Tenant shall take commercially reasonable actions necessary to resolve any picketing or public relations issues arising from Tenant’s Animal Use . Animal Use, solely of the Permitted Animals, shall be permitted subject to the following: (i) all research, development, handling and testing shall be conducted in strict compliance with all applicable Laws and with good scientific and medical practice; (ii) all dead animals, any part thereof or any waste products related thereto, shall be disposed of, at Tenant's sole cost and expense, in strict compliance with all applicable Laws and with good scientific and medical practice; (iii) no odors, noises or any similar nuisance shall be permitted to emanate from or permeate outside the vivarium; and (iv) Tenant's use of the vivarium shall not interfere with the peaceable and quiet use and enjoyment by other tenants or occupants of the Project. Tenant shall procure and deliver to Landlord copies of all necessary permits and approvals necessary for the use and operation of the vivarium before allowing any actual Permitted Animals onto the Premises and shall maintain such permits and approvals during the Term. Landlord agrees to cooperate reasonably with Tenant (at no material additional expense to Landlord) as necessary in connection therewith.

Tenant shall comply with applicable laboratory practices, (including the use of safety equipment) and policies established by the Center for Disease Control and Prevention (the “CDC”), and in no event shall Tenant’s use of the Premises exceed BSL-2 requirements and protocols in effect with respect to Tenant’s use from time to time. Tenant shall store, use and dispose of Hazardous Materials in compliance with all applicable Environmental, Health and Safety Laws.

In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the Base Building (defined below), but only to the extent such obligations are triggered by Tenant’s use of the Premises (other than for general office use and general laboratory use [i.e., Laws of general applicability to normal operations of laboratory tenants or users in comparable buildings]) or any Alterations in or about the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the common restrooms, the Building mechanical, electrical, and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located, and the pH Neutralization System (as defined below). Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Except as otherwise provided herein, Tenant shall be solely responsible, at Tenant’s sole cost and expenses, for obtaining all operational permits, licenses and approvals required in order for Tenant to use the Premises for the Permitted Use (excluding any permits, licenses, and approvals required for the construction of the Landlord’s Work, which shall be Landlord’s responsibility). Landlord agrees to cooperate reasonably with Tenant (at no material additional expense to Landlord) as necessary in connection therewith.

If any governmental license or permit required to be obtained by Tenant shall be required for the proper and lawful conduct of Tenant’s business at the Premises (including, without limitation, all permits and approvals required for the use and operation of the vivarium and any required wastewater treatment operator license), Tenant, at Tenant’s expense, shall duly procure and thereafter maintain such license and submit the same to inspection by Landlord. Tenant, at Tenant’s expense, shall at all times comply in all material respects with the terms and conditions of each such license or permit. Tenant shall provide Landlord with copies of all such licenses, permits and approvals required for Tenant’s use, including any Environmental Health and Safety permits, licenses and registrations that are obtained or renewed during the Term. Landlord agrees to cooperate reasonably with Tenant (at no material additional expense to Landlord) as necessary in connection therewith.

As part of the Landlord’s performance of the Landlord’s Work, Landlord shall tie the Premises into the existing base building pH neutralization system (the “pH Neutralization System”), in accordance with discharge permits required by the Massachusetts Water Resources Authority (the “MWRA Permits”), which MWRA Permits shall be held in Landlord’s name, provided that, to the extent required for Tenant’s use, Tenant shall obtain a wastewater treatment operator license from the Commonwealth of Massachusetts. Notwithstanding anything to the contrary in the Lease, the monitoring, repair and maintenance costs of the pH Neutralization System shall be passed through to Tenant on a pro-rata basis as an Expense, based upon the proportion that the Rentable Floor Area of the Premises bears to the total rentable floor area of all tenant-occupied space tied into the pH Neutralization System. Landlord shall provide Tenant, upon Tenant's request, with a reasonably detailed breakdown of such costs. Landlord agrees to cooperate reasonably with Tenant (at no material additional expense to Landlord) as necessary in connection therewith.

Tenant shall not exceed the standard density limit for the Building. Tenant shall not use or permit the use of any portion of the Premises or any equipment installed by Tenant or any party acting under or through Tenant in a manner that results in objectionable noise, odors, or vibrations emanating from the

Premises and shall prevent the emanation of noxious odors, smoke, vibration, noise, water or other effects which constitute a nuisance or otherwise interfere with the safety or comfort of Landlord or of any of the other occupants of the Building. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations of non-discriminatory and general applicability. adopted by Landlord from time to time, including rules and regulations for the performance of Alterations. In the event of any conflict between the terms of this Lease and the rules and regulations, the terms of this Lease shall control.

Notwithstanding anything to the contrary contained in this Lease, during the Term, Tenant shall be entitled to the allocation of (i) 100% of the maximum allowable chemical quantities (both in use and in storage) permitted by MAQ Codes (defined below) for the fifth (5th) floor of the Building, and (ii) 100% of the maximum allowable chemical quantities (both in use and in storage) permitted by MAQ Codes (defined below) for the sixth (6th) floor of the Building, subject to Tenant maintaining all licenses, permits and approvals required therefor. As used herein, “MAQ Codes” shall mean 780 CMR – Massachusetts State Building Code 9th Edition, 527 CMR – Massachusetts Comprehensive Fire Safety Code, and NEPA 45 – Standard on Fire Protection for Laboratories Using Chemicals, 2011 Edition

6.
Letter of Credit.

Concurrently with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord the Security Deposit, in the form of a clean, irrevocable letter of credit in the amount set forth in Section 1, which shall comply with, and may be drawn by Landlord in accordance with, the provisions of Exhibit G attached hereto (such letter of credit, together with any renewal or replacement thereof in accordance herewith, being referred to herein as the “Letter of Credit”).

7.
Building Services.
7.01
Building Services. Landlord shall furnish Tenant with the following services (the costs of which shall be included in Expenses, except for such costs that are separately metered or check metered for the Premises, all of which separately metered or check metered costs shall be paid by Tenant as provided below): (a) reasonable quantities of hot and cold water for use in the Base Building restrooms and reasonable quantities of cold water for use in the Premises; (b) customary heat and air conditioning in season; (c) standard janitorial service for the Common Areas nightly on Business Days (it being acknowledged and agreed that Tenant shall be solely responsible for all cleaning and janitorial services for the Premises per Section 9.01 of this Lease; (d) elevator service; (e) electricity in accordance with the terms and conditions in Section 7.02; (f) access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such protective services or monitoring systems, if any, as Landlord may from time to time impose, including, without limitation, sign-in procedures and/or presentation of identification cards; (g) maintenance of the exterior areas of the Property, including sweeping, landscaping and snow and ice removal; and (h) such other services as Landlord reasonably determines are necessary or appropriate for the Property. To the extent that any of the foregoing utility services for the Premises are separately metered, Tenant shall timely pay the separate charges for such services directly to the applicable utility company. To the extent that any of the foregoing utility services for the Premises (including, without limitation, air handling units or other HVAC equipment serving the Premises) or any other equipment serving the Premises, whether exclusively or in common, is not metered directly by the utility company to the Premises, Tenant shall pay to Landlord, as Additional Rent, the costs of such utility service (without mark-up) by a separate charge payable by Tenant to Landlord based on evidence from the check-meters installed for the Premises or equipment serving the Premises or, for any portion of the Premises or equipment that from time to time does not have operational check-meters, based on reasonable allocations prepared by Landlord’s building engineer for the space and period in question. Tenant shall make estimated monthly payments for any utility charges payable to Landlord hereunder, in advance on the first day of each month or partial month of the Term, based on amounts reasonably estimated by Landlord from time to time for such utility charges and provided to Tenant in writing. Such payments shall be subject to periodic reconciliations based on actual check-meter readings and utility rates for the space and period in question. If any reconciliation shows a shortfall, Tenant shall pay such amount to Landlord within thirty (30) days. If any reconciliation shows an overpayment, Landlord shall issue a credit against the next Rent due or, if the Term has ended, refund the amount to Tenant. If, at Tenant’s request, Landlord, or an affiliated or third party service provider, provides any services that are not Landlord’s express obligation under this Lease, including, without limitation, any repairs which are Tenant’s responsibility pursuant to Section 9 below, Tenant shall pay to the applicable service provider the cost of such services plus a reasonable administrative charge.

7.02
Tenant Electricity. Landlord, at its sole cost and expense, shall install separate check-meters or sub-meters for electricity for the Premises. Tenant shall pay to Landlord, as Additional Rent, the costs of electricity used in or for the Premises (including, without limitation, air handling units or other HVAC equipment serving the Premises) and, if applicable, for any special equipment installed by or for Tenant elsewhere in the Building, by a separate charge payable by Tenant to Landlord based on check-meters installed for the Premises (or for any applicable portion thereof or equipment serving the Premises) or, for any portion of the Premises or equipment that from time to time does not have operational check-meters, based on reasonable allocations prepared by Landlord’s building engineer for the space and period in question. If Tenant disputes any such allocation, the parties shall cooperate to have the allocation reviewed by an independent engineer at their shared expense, and the engineer's determination shall be final and binding. Tenant shall make estimated monthly payments for the electricity charges hereunder, in advance on the first day of each month or partial month of the Term, based on amounts estimated by Landlord from time to time for such electricity charges, subject to periodic reconciliations based on actual check-meter readings and utility rates for the space and period in question. Without the consent of Landlord, Tenant’s use of electrical service shall not exceed the Building standard usage, per square foot, as reasonably determined by Landlord, based upon the Building standard electrical design load and shall comply with any sustainability initiative standards for the Building, including as set forth on Exhibit F hereto. Landlord shall have the right to measure electrical usage by commonly accepted methods, including the installation of measuring devices such as submeters and check-meters, which to the extent not in place prior to the Effective Date shall be installed at Landlord’s expense.
7.03
Interruption of Services. Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of maintenance, repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 21.06) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement, except as expressly set forth in this Lease. Notwithstanding the foregoing, if Tenant is prevented from using, and does not use, the Premises or any material portion thereof, for a period of two (2) consecutive Business Days or more after written notice thereof to Landlord as a result of any Service Failure (other than a Service Failure caused by a Force Majeure event or a casualty, which are addressed elsewhere in this Lease), and such Service Failure was caused by Landlord's negligence or is otherwise within Landlord's reasonable control to correct, then as Tenant's sole and exclusive remedy, Base Rent and Additional Rent shall abate or be reduced, as the case may be, from and after the expiration of such two (2) Business Day period, for such time that Tenant continues to be so prevented from using the Premises or a material portion thereof, in the proportion that the Rentable Floor Area of the portion of the Premises that Tenant is prevented from using bears to the total Rentable Floor Area of the Premises.
7.04
Reservations. Landlord shall provide and manage Building security and access control on a 24/7 basis, including management of Building access credentials, consistent with Building security and access control services provided in comparable buildings. Landlord reserves the right from time to time to reasonably modify components of the security services or access procedures for the Building. Landlord does not warrant or guarantee the effectiveness of any such system or procedures. Tenant expressly disclaims any such warranty, guarantee, or undertaking by Landlord with respect thereto and acknowledges that access control procedures from time to time in effect are solely for the convenience of tenants generally and are not intended to secure the Premises or to guarantee the physical safety of any persons in or about the Premises or the Property or the Project. Tenant shall be responsible for securing the interior of the Premises, including, if desired by Tenant, the installation of its own suite-level access card readers or other security equipment in accordance with Section 8.

8.
Alterations
8.01
Alterations. Except as provided herein, Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) in the Premises, without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Tenant may perform non-structural Alterations that do not affect any Building systems with a total cost not exceeding $50,000.00 in any twelve

(12) month period upon ten (10) Business Days' prior written notice to Landlord, in lieu of Landlord's consent, provided Tenant complies with all other provisions of this Section 8.01. “Cable” shall mean and refer to any electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant or any party acting under or through Tenant. Prior to starting work on any Alterations, Tenant shall furnish Landlord with plans and specifications (which shall be in CAD format if requested by Landlord); names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building and vertical Cable, as may be described more fully below); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming as additional insureds the Landlord, the managing agent for the Building, and such other Additional Insured Parties (as defined in Section 13) as Landlord may designate for such purposes; and any security for performance in amounts reasonably required by Landlord. Landlord may designate specific contractors with respect to oversight, installation, repair, connection to, and removal of vertical Cable. All Cable shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cable with wire) to show Tenant’s name, suite number, and the purpose of such Cable (i) every 6 feet outside the Premises (specifically including, but not limited to, the electrical room risers and any Common Areas), and (ii) at the termination point(s) of such Cable. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord, and Tenant shall ensure that no Alteration impairs any Building system or Landlord’s ability to perform its obligations hereunder. Tenant shall reimburse Landlord for any third-party expenses incurred by Landlord in connection with the review, inspection, and coordination of Tenant’s plans for Alterations and Tenant’s performance thereof and pay to Landlord or its managing agent a fee for Landlord’s administrative oversight and coordination of any Alterations equal to 2.5% of the hard costs of the Alterations. Upon completion, Tenant shall furnish “as-built” plans (in CAD format, if requested by Landlord) for Alterations, customary AIA completion affidavits, full and final waivers of lien, any applicable certificate of occupancy for the space affected by such Alterations, and any other items required under the Building’s construction rules and regulations for closing out the particular work in question. Landlord’s approval of an Alteration shall not be deemed to be a representation by Landlord that the Alteration complies with Law or will not adversely affect any Building system. If any Alteration requires any change to the Base Building, any Building system, or any Common Area, then such changes shall be made at Tenant’s sole cost and expense and performed, at Landlord’s election, either by Tenant’s contractor or a contractor engaged by Landlord.

8.02
Liens. Tenant shall not cause or permit any mechanics’ or other liens to be placed upon the Property, the Premises, or Tenant’s leasehold interest hereunder in connection with any work or service done or purportedly done by or for the benefit of Tenant, its subtenants, or any other party acting under or through Tenant. Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within twenty (20) days after notice from Landlord, shall fully discharge any such lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to timely discharge such lien within such period, Tenant shall be deemed in Default under this Lease and, in addition to any other remedies available to Landlord as a result of such Default by Tenant, Landlord, at its option, may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to discharge such lien, including, without limitation, reasonable attorneys’ fees. Landlord shall have the right to require Tenant to post a performance or payment bond in connection with any work or service done or purportedly done by or for the benefit of Tenant. Tenant acknowledges and agrees that all such work or service is being performed for the sole benefit of Tenant and not for the benefit of Landlord.

8.03
Leasehold Improvements. All leasehold improvements from time to time made in and to the Premises (collectively, “Leasehold Improvements”) shall, except as expressly provided in this Lease, remain upon the Premises at the end of the Term without compensation to Tenant. Notwithstanding the foregoing, Tenant shall have no removal or restoration obligation for any of the Initial Turnkey Improvements. For any Alterations performed by Tenant after the Term Commencement Date, Landlord shall have the right, at the time of its approval of such Alterations, to identify in writing any such Alterations that must be removed by Tenant at the end of the Term ("Required Removables"). If Landlord requires Tenant to remove any Required Removables, Tenant shall do so, and repair any damage resulting from such removal, all at its expense before the expiration or earlier termination of this Lease in accordance with Section 19.
8.04
Signage. No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. Landlord, at its sole cost, shall provide Tenant with Building standard suite entry signage and Building standard signage on all existing tenant directories at the Building.

For so long as Stokes Therapeutics, Inc. (or a Permitted Transferee) is leasing and occupying at least one (1) full floor in the Building, and provided that Tenant obtains (i) at Tenant’s cost, all governmental permits, approvals and licenses required therefor and (ii) Landlord’s prior written approval as to the design and scope thereof, then Landlord shall, at Tenant’s sole cost and expense, install one (1) exterior sign on the Building façade (the “Exterior Sign”), of a size and in a location designated by Landlord and reasonably approved by Tenant. Tenant shall be solely responsible for maintaining and repairing the Exterior Sign, and removing the Exterior Sign prior to the expiration or earlier termination of this Lease and repairing any damage to the Building resulting from the installation or removal of the Exterior Sign.

9.
Repairs and Maintenance.
9.01
Tenant Obligations Except as expressly provided in Section 9.02, Tenant, at its sole cost and expense, shall perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation: (a) floor coverings;

(b) interior, non-structural partitions; (c) doors; (d) any Alterations performed by Tenant, (e) any Cable,

(f) all distributive components of the HVAC system and other Building systems to the extent exclusively serving or located within the Premises (whether installed by Landlord as part of the Landlord’s Work or are currently existing in the Premises); (g) all supplemental air conditioning units (except as provided below), kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving the Premises or any portion thereof, whether such items are installed by Tenant or are currently existing in the

Premises; and (h) the Generator. If Tenant fails to make any repairs for which it is responsible hereunder for more than fifteen (15) days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and Tenant shall pay to Landlord the reasonable cost of such repairs.

Notwithstanding the foregoing, for the initial Term only, Landlord agrees to perform the maintenance, repair and replacement of the supplemental HVAC system being installed as part of the Landlord’s Work to exclusively serve the Premises (the “Premises Supplemental HVAC System”), and Tenant shall be responsible for 100% of the costs thereof, which costs shall be billed directly to Tenant as a separate charge from Expenses; provided, however, that in the event that any full replacement of the Premises Supplemental HVAC System (as distinguished from replacement of component parts) is required during the initial Term, then unless such replacement is required due to damage caused by Tenant, Landlord shall perform such full replacement of the Premises Supplemental HVAC System at Landlord’s sole cost and shall not bill such full replacement cost back to Tenant. In the event the Term of this Lease is extended beyond the initial Term, all maintenance, repair and replacement obligations with respect to the Premises Supplemental HVAC System shall revert back to Tenant and Tenant shall be solely responsible therefor, at Tenant’s sole cost, from and after the day following the expiration of the initial Term (but subject to Tenant’s Maintenance Takeover Election right as provided in the following paragraph).

Notwithstanding anything to the contrary in this Lease, Tenant may elect upon at least sixty (60) days’ prior written notice to Landlord that Landlord take over performing the maintenance, repair and replacement (“Maintenance Takeover Election”) of any of the foregoing item(s) for which Tenant is responsible to maintain under this Lease, but specifically excluding the vivarium and any systems, facilities, equipment or components thereof used in connection with Tenant’s HazMat Operations, all of which excluded items shall remain Tenant’s responsibility (any such elected items for Landlord to take over the maintenance of as permitted hereunder are collectively referred to herein as, the “Maintenance Takeover Items”), in which event Landlord shall cause third party service provider(s) to perform such Maintenance Takeover Items, provided that (a) Tenant shall be responsible for 100% of the costs of all such Maintenance Takeover Items (the “Maintenance Takeover Costs”), which shall be billed directly to Tenant as a separate charge from Expenses (it being further acknowledged and agreed that any capital expenditures for such Maintenance Takeover Items shall not be subject to amortization but instead shall be subject to direct reimbursement rather than payment on an amortized basis), and Tenant shall reimburse Landlord for all Maintenance Takeover Costs within thirty (30) days after each invoice therefor; and (b) Tenant shall assign to Landlord any manufacturers' or installers' warranties held by Tenant with respect to the Maintenance Takeover Items, to the extent such warranties are assignable, or if any such warranties are not assignable, Tenant agrees to cooperate with Landlord to enforce such warranties.

Landlord shall have no obligation to provide any cleaning, janitorial or refuse or waste removal services in or to the Premises. Tenant shall be responsible, at its sole cost and expense, for providing cleaning and janitorial services to the Premises in a neat and first-class manner consistent with the cleaning standards generally prevailing in comparable buildings in the Greater Boston Metropolitan Area for laboratory and office space or as otherwise reasonably established by Landlord in writing from time to time, using an insured contractor or contractors selected by Tenant and approved in writing by Landlord and such provider shall not interfere with the use and operation of the Building or Property or Project by Landlord or any other tenant or occupant thereof. Tenant shall also be responsible to arrange for, at Tenant’s sole cost and expense, any waste (including biomedical, hazardous and laboratory waste) and refuse removal services for Tenant’s operations at the Premises. All waste (including biomedical, hazardous and laboratory waste) and refuse removal shall be performed in compliance with applicable environmental Laws using licensed laboratory waste disposal companies. All ordinary trash (i.e., non-organic and non-controlled substances that do not constitute Hazardous Materials) may be stored in common trash dumpsters, but all biomedical, hazardous and laboratory waste and refuse shall be stored in the Premises and shall be removed on a daily basis. Tenant shall also cause all extermination of vermin in the Premises or resulting from Tenant’s use of the Premises to be performed by companies reasonably approved by Landlord in writing and shall contract and utilize pest extermination services as reasonably necessary or as requested by Landlord.

9.02
Landlord Obligations. Landlord shall keep and maintain in good repair and working order and perform maintenance upon (a) the structural elements of the Building including without limitation, exterior walls, foundations, footings, and slabs; (b) the mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general to the point of connection to the Premises (but excluding the distributive components thereof located within or exclusively serving the Premises, and excluding any systems, equipment or facilities exclusively serving the Premises, all of which shall be the Tenant’s responsibility to maintain and repair); (c) the Common Areas; (d) the roof of the Building; (e) the exterior windows of the Building; (f) the elevators serving the Building, and (g) the pH Neutralization System. The costs incurred by Landlord under this Section 9.02 shall be included in Expenses, subject to the terms of Exhibit B.
10.
Entry by Landlord.

Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building services, Landlord shall provide Tenant with at least forty-eight (48) hours' prior written notice (which may be by e-mail) of entry; provided, however, that Tenant may require any entry into secure, key-card-access lab spaces to be escorted by a representative of Tenant so long as Tenant makes such representative available at the requested time of entry. In connection with any such entry for non-emergency work performed during Building Service Hours, Landlord shall use reasonable efforts not to unreasonably interfere with Tenant’s use of the Premises. Any such entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11.
Assignment and Subletting.
11.01
Transfers. Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use all or any portion of the Premises (in each such case, collectively or individually, a “Transfer” to a “Transferee”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if the proposed Transferee (a) is a governmental entity, (b) is an occupant of the Building or Project unless Landlord does not then have comparable space for leasing in the Building, (c) whether or not an occupant of the Building or Project, has been in discussions with Landlord regarding the leasing of space within the Building or Project within the preceding six months, unless Landlord does not then have comparable space for leasing in the Building, (d) is incompatible with the character of occupancy of the Building or Project,

(e) is an entity with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits, or (f) would subject the Premises to a use which would: (i) involve increased personnel or wear upon the Building; (ii) violate any exclusive right granted to another tenant of the Building or Project; (iii) require any addition to or modification of the Premises or the Building in order to comply with building code or other governmental requirements; or (iv) involve a violation of the Permitted Use clauses of this Lease. on a nationally recognized stock exchange and except as expressly permitted pursuant to Section 11.04 hereof, the foregoing prohibition includes any direct or indirect change in “control” of Tenant as a result of any assignment, subletting, or other transfer which would occur by operation of law, merger, consolidation, reorganization, acquisition, transfer, or other change of Tenant’s corporate, ownership, and/or proprietary structure. Notwithstanding anything to the contrary herein, (i) an encumbrance of this Lease or any of Tenant's assets as security for a bona fide loan, financing, or credit facility shall not be deemed a Transfer, and (ii) a bona fide capital-raising transaction that results in a change in ownership or control of Tenant (including through equity movement) shall not be deemed a Transfer. For purposes hereof, “control” shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity. Any Transfer in violation of this Section shall, at Landlord’s option, be deemed a Default by Tenant as described in Section 16.01, and shall be voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease, and the Tenant originally named in this Lease shall remain primarily liable for the performance of the tenant’s obligations under this Lease, as amended from time to time.

11.02
Process. Tenant shall provide Landlord with financial statements for the proposed Transferee (or, in the case of a change of ownership or control, for the proposed new controlling entity(ies)), a fully executed copy of the proposed assignment, sublease, or other Transfer documentation, and such other information as Landlord may reasonably request. Within fifteen (15) Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing; or (c) in the event of a proposed assignment of this Lease or subletting of more than fifty percent (50%) of the Premises for a sublease term for all or substantially all of the remainder of the Term, recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer, although Landlord may require Tenant to execute a reasonable amendment or other document reflecting such reduction or termination. Tenant shall pay to Landlord the reasonable costs and out-of-pocket attorneys’ fees, up to $1,500, incurred by Landlord in connection with such requested Transfer.
11.03
Excess Payments. The provisions of this Section 11.03 shall not apply to any Permitted Transfer. In the event that (i) all rent and other consideration which Tenant receives as a result of a Transfer exceeds (ii) the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer, then Tenant shall pay to Landlord fifty percent (50%) of such excess. In determining such excess, Tenant shall first deduct all reasonable and customary expenses incurred by Tenant in connection with such Transfer, including tenant improvements, brokerage commissions, legal fees, and other concessions. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.
11.04
Permitted Transfers. Tenant may assign this Lease or sublet all or a portion of the Premises to (i) an Affiliate or (ii) a successor to Tenant by merger, consolidation, or the purchase of all or substantially all of Tenant’s assets or stock (each a "Permitted Transfer"), without the consent of Landlord, provided that: (a) Tenant gives Landlord written notice of such Permitted Transfer within thirty (30) days after its effective date; and (b) the successor entity in any such transaction described in the foregoing clause

(ii) satisfies the Net Worth Test (it being acknowledged and agreed that any transfer to an Affiliate as described in the foregoing clause (i) shall not be subject to the Net Worth Test). Tenant’s notice to Landlord shall include reasonable documentation evidencing that the transaction qualifies as a Permitted Transfer. If requested by Landlord, Tenant’s successor shall sign and deliver to Landlord a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant. The "Net Worth Test" shall be deemed satisfied if the successor entity has a tangible net worth computed in accordance with generally accepted accounting principles at least equal to the tangible net worth of Tenant as of the Effective Date.

11.05
Space Sharing Licenses. Notwithstanding anything to the contrary in this Lease, provided that there does not exist a Default by Tenant, Tenant shall also have the right, without Landlord’s prior consent but subject to the terms hereof, to permit other laboratory and research and development professionals who are collaborating with Tenant or providing services in support of Tenant’s operations for the Permitted Use (collectively “Shared Lab Users”) the non-exclusive right to use and occupy a portion of the Premises in a lab sharing arrangement pursuant to a written license or other occupancy agreement (a “Shared User Agreement”), prior written notice of which shall be provided by Tenant to Landlord, in accordance with the following terms and conditions: (i) each Shared Lab User shall be subject to all applicable terms and conditions of this Lease, shall use and occupy the Premises solely for the Permitted Use and shall not commit waste nor overload the Building’s systems or structural elements, and shall duly procure and thereafter maintain any and all approvals, licenses and/or permits required by applicable Laws for its intended operations at the Premises (including compliance with any Laws pertaining to the handling of Hazardous Materials); (ii) any such use by Shared Lab User of any portion of the Premises shall not create a tenancy or any other interest in the Premises except a license by Tenant; (iii) such space-sharing arrangement shall terminate automatically without notice to any and all Shared Lab Users upon the expiration or earlier termination of the Lease; (iv) there shall be no dedicated entrance for any Shared Lab User’s space that is separate from the entrance to the Premises, nor any signage rights outside the Premises for any Shared Lab User; (v) Tenant’s commercial general liability insurance pursuant to Section 13.02 of this Lease shall cover each Shared Lab User; (vi) Tenant shall indemnify Landlord and Landlord Related Parties from and against all Losses arising from any act or omission of any Shared Lab User or that may be a result of, or in any way related to, any Shared Lab User’s use or occupancy of any portion of the Premises; and (vii) in no event shall any Shared Lab User be a party described in clauses (a) through (f) of Section

11.01 above. All such Shared User Agreements between Tenant and any Shared Lab User shall (a) identify the space allocated for the exclusive use of each Shared Lab User and the shared space within the Premises used by several or all of the Shared Lab Users, how and when the shared space may be used, and how costs of the shared space is to be allocated among the Shared Lab Users; and (b) set forth the allocation of responsibility, including property damage liability, for any improvements, fixtures and equipment, as between Tenant and such Shared Lab User, it being acknowledged, however, that any such allocation of responsibility shall not limit or affect in any way Tenant’s primary obligations to Landlord with respect to any obligation of Tenant under this Lease. Tenant shall provide to Landlord, upon request, a copy of the Shared User Agreement, with confidential information redacted, or other reasonably satisfactory evidence confirming that no tenancy or other such interest in the Premises, except a license, has been created by the Shared User Agreement.

11.06
Prohibited Matters. Without limiting Landlord’s right to withhold its consent to any transfer by Tenant, and regardless of whether Landlord shall have consented to any such transfer, neither Tenant nor any other person having an interest in the possession, use or occupancy of the Premises or any part thereof shall enter into any lease, sublease, license, concession, assignment or other transfer or agreement for possession, use or occupancy of all or any portion of the Premises which provides for rent or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used or occupied, and any such purported lease, sublease, license, concession, assignment or other transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of all or any part of the Premises.
12.
Notices.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by registered, express, or certified mail, with return receipt requested or with delivery confirmation requested from the U.S. postal service, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1. In addition, if the Building is closed (whether due to emergency, governmental order or any other reason), then any notice address at the Building shall not be deemed a required notice address during such closure, and, unless Tenant has provided an alternative valid notice address to Landlord for use during such closure, any notices sent during such closure may be sent via any practical manner reasonably designed to ensure receipt by the intended recipient. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, three (3) Business Days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

13.
Indemnity and Insurance.
13.01
Indemnification. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), and to the maximum extent permitted under applicable law, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, its trustees, managers, members, principals, beneficiaries, partners, officers, directors, employees and agents (the “Tenant Related Parties”) or any of Tenant’s transferees, contractors, Shared Lab Users or other licensees, which indemnification hereunder, for the avoidance of doubt, shall also include such Losses by reason of any failure of Tenant to keep, observe or perform any of its obligations under Exhibit F. To the maximum extent permitted under applicable law, Tenant hereby waives all claims against and releases Landlord and its trustees, managers, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 20) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, or (d) the inadequacy or failure of any security or protective services, personnel or equipment.
13.02
Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts throughout the Term (and during any other periods before or after the Term during which Tenant or any Tenant Related Party enters into or occupies all or any portion of the Premises):
1.
Commercial General Liability Insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, with minimum primary limits of $2,000,000 each occurrence and $4,000,000 annual aggregate and a minimum excess/umbrella limit of $10,000,000.00.
2.
Property insurance covering (i) Tenant’s Property (as defined below), and (ii) any Leasehold Improvements in the Premises, whether installed by or for the benefit of Tenant under this Lease or any prior lease or other agreement to which Tenant was a party or otherwise (“Tenant-Insured Improvements”). Such insurance shall be written on a special cause of loss form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

3.
Worker’s Compensation and Employer’s Liability or other similar insurance to the extent required by Law.
4.
Pollution Liability insurance with limits not less than $3,000,000 per occurrence and $3,000,000 in the aggregate covering loss arising out of on-site and off-site cleanup costs, third-party bodily injury and property damage claims including legal defense, transportation, non-owned disposal site arising out of the operations of the Tenant or the substances and materials used by Tenant in the Premises. Pollution Liability insurance may be written on a claims-made basis with a retroactive date on or before the date on which this Lease becomes effective. If a claims-made form is used, coverage shall be maintained for three (3) years following the termination of this Lease through the continued renewal of the policy or through the purchase of an extended reporting period. The policy shall have a maximum per claim/occurrence deductible or retention of $5,000.

The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability. Such insurance shall (i) be issued by an insurance company that has an A.M. Best rating of not less than A-VIII; (ii) be in form and content reasonably acceptable to Landlord; and (iii) provide that it shall not be canceled or materially changed without thirty (30) days’ prior notice to Landlord, except that ten

(10) days’ prior notice may be given in the case of nonpayment of premiums. Tenant’s Commercial General Liability Insurance shall (a) name Landlord, Landlord’s managing agent, and any other party designated by Landlord (“Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance. Landlord shall be designated as a loss payee with respect to Tenant’s property insurance on any Tenant-Insured Improvements. Tenant shall deliver to Landlord, on or before the Term Commencement Date and at least fifteen (15) days before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 28” (Evidence of Commercial Property Insurance) and “ACORD 25-S” (Certificate of Liability Insurance) or the equivalent. Attached to the ACORD 25-S (or equivalent) there shall be an endorsement naming the Additional Insured Parties as additional insureds which shall be binding on Tenant’s insurance company and shall expressly require the insurance company to notify each Additional Insured Party in writing at least thirty (30) days before any termination or material change to the policies, except that ten (10) days’ prior notice may be given in the case of nonpayment of premiums. Notwithstanding the foregoing, if the foregoing requirement that the insurance company provide prior notice to Landlord of cancellation or material change of the applicable policy cannot reasonably be obtained based on then-prevailing insurance industry practices, Tenant shall so advise Landlord of such unavailability and shall instead provide Landlord with notice of any such cancellation or material change as provided above. Upon Landlord’s request, Tenant shall deliver to Landlord, in lieu of such certificates, copies of the policies of insurance required to be carried under Section 13.02 showing that the Additional Insured Parties are named as additional insureds.

Tenant shall maintain such increased amounts of the insurance required to be carried by Tenant under this Section 13.02, and such other types and amounts of insurance covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but not in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

13.03
Tenant’s Property. All furnishings, fixtures, equipment, and other personal property and effects of Tenant and of all persons claiming through Tenant (including, without limitation, Tenant’s Roof Equipment, as defined in Exhibit F), which from time to time may be on the Premises or elsewhere in the Building or in transit thereto or therefrom (collectively, “Tenant’s Property”) shall be at the sole risk of Tenant to the maximum extent permitted by law and shall be kept insured by Tenant throughout the Term (and during any other periods before or after the Term during which Tenant or any Tenant Related Party enters into or occupies all or any portion of the Premises) at Tenant’s expense in accordance with Section 13.02. Tenant’s Property expressly includes all lab fixtures and equipment, business fixtures and equipment, including without limitation any security or access control systems installed for the Premises, filing cabinets and racks, removable cubicles and partitions, kitchen equipment, computers and related equipment, raised flooring, supplemental cooling equipment, audiovisual and telecommunications equipment, non-building standard signage, and other tenant equipment installations, in each case including related conduits, cabling, and brackets or mounting components therefor and any connectors to base building systems and in each case whether installed or affixed in or about the Premises, in building core areas, or elsewhere in the Building.

13.04
Waiver of Subrogation. Subject to Section 14, each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered by insurance. For purposes of this Section 13.04 , any deductible or self-insured retention with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance.
14.
Casualty Damage.
14.01
Casualty. If all or any portion of the Premises becomes untenantable or inaccessible by fire or other casualty to the Premises or the Common Areas (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord with a written estimate of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). Landlord shall promptly forward a copy of the Completion Estimate to Tenant. If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within two hundred seventy (270) days from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within ten (10) days after Tenant’s receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and less than two (2) years of the Term remain after the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building or Premises occurs. If this Lease is terminated by either party on account of any Casualty as provided in this Article 14, then Tenant shall pay to Landlord (by assignment or otherwise) the insurance proceeds paid or payable to Tenant under the policy(ies) referred to in Section 13.02(b) on account of the damage to or loss of the Leasehold Improvements in the Premises; however, from any such proceeds actually received by Tenant, Tenant shall be entitled to retain an amount equal to the unamortized portion (amortized over the initial Term on a straight-line basis) of the hard costs paid by Tenant to perform any Alterations.
14.02
Restoration. If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas, subject to the following provisions. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Notwithstanding Section 13.04 , upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s insurance with respect to any Leasehold Improvements; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within fifteen (15) days after demand, Tenant shall also pay

Landlord for any additional excess costs that are determined during the performance of the repairs to such Leasehold Improvements. In no event shall Landlord be required to spend more for the restoration of the Premises and Common Areas than the insurance proceeds received by Landlord. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Notwithstanding the foregoing, Landlord may, at its election, require Tenant to perform the restoration work for the Leasehold Improvements, in which event Tenant shall be responsible for performing the restoration work (including any revisions thereto that Tenant may wish to make, pursuant to plans approved by Landlord under Section 8) and the rent abatement period under the preceding sentence shall not exceed the period of time required to diligently perform the restoration of the existing Leasehold Improvements.

15.
Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within forty-five (45) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Proportionate Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, provided, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.

16.
Events of Default.
16.01
Default. In addition to any other Default specifically described in this Lease, each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for five (5) days after receipt of written notice that such amount is past due (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within thirty (30) days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within such thirty-(30)-day period, Tenant shall be allowed additional time (not to exceed an additional ninety (90) days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within such thirty-(30)-day period and diligently pursues the cure to completion; (c) Tenant effects or permits a Transfer without Landlord’s required approval or otherwise in violation of Section 11 of this Lease; (d) Tenant or any guarantor becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (e) the leasehold estate is taken by process or operation of Law; (f) if a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s or any guarantor’s property, or if a petition including, without limitation, a petition for reorganization or arrangement is filed by Tenant or any guarantor under any bankruptcy law or is filed against Tenant or any guarantor, or (g) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Property. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease, and Tenant does not reasonably contest the purported failure to comply with such provision, on two

(2) separate occasions during any twelve-(12)-month period, any subsequent violation of such provision within such twelve-(12)-month period shall, at Landlord’s option, constitute a Default by Tenant without the requirement of any further notice or cure period as provided above. All notices sent under this Section shall be in satisfaction of, and not in addition to, any notice required by Law.

16.02
Remedies. Upon the occurrence of any Default, Landlord may, immediately or at any time thereafter, elect to terminate this Lease by notice of termination, by entry, or by any other means available under law and may recover possession of the Premises as provided herein. Upon termination by notice, by entry, or by any other means available under law, Landlord shall be entitled immediately, in the case of termination by notice or entry, and otherwise in accordance with the provisions of law to recover possession of the Premises from Tenant and those claiming through or under the Tenant. Such termination of this Lease and repossession of the Premises shall be without prejudice to any remedies which Landlord might otherwise have for arrears of rent or for a prior breach of the provisions of this Lease. Tenant waives any statutory notice to quit and equitable rights in the nature of further cure or redemption, and Tenant agrees that upon Landlord’s termination of this Lease Landlord shall be entitled to re-entry and possession in accordance with the terms hereof. Landlord may, without notice, store Tenant’s personal property (and those of any person claiming under Tenant) at the expense and risk of Tenant or, if Landlord so elects, Landlord may sell such personal property at public auction or auctions or at private sale or sales after thirty

(30) days’ notice to Tenant and apply the net proceeds to the earliest of installments of rent or other charges owing Landlord. Tenant agrees that a notice by Landlord alleging any default shall, at Landlord’s option (the exercise of such option shall be indicated by the inclusion of the words “notice to quit” in such notice), constitute a statutory notice to quit. If Landlord exercises its option to designate a notice of default hereunder as a statutory notice to quit, any grace periods provided for herein shall run concurrently with any statutory notice periods. Tenant further agrees that it shall not interpose any counterclaim or set-off in any summary proceeding or in any action based in whole or in part on non-payment of Rent, unless Tenant would have no right to commence an independent proceeding to seek to recover on account of such claim.

16.03
Reimbursement of Expenses. In the case of termination of this Lease pursuant to this Section 16, Tenant shall reimburse Landlord for all expenses arising out of such termination, including without limitation, all costs incurred in collecting amounts due from Tenant under this Lease (including attorneys’ fees, costs of litigation and the like); all expenses incurred by Landlord in attempting to relet the Premises or parts thereof (including advertisements and brokerage commissions); and all Landlord’s other reasonable expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination.
16.04
Damages. Landlord may elect by written notice to Tenant within six (6) months following such termination to be indemnified for loss of rent by a lump sum payment representing the then present value of the amount of rent and additional charges which would have been paid in accordance with this Lease for the remainder of the Term minus the then present value of the aggregate fair market rent and additional charges payable for the Premises for the remainder of the Term (if less than the rent and additional charges payable hereunder), estimated as of the date of the termination, and taking into account reasonable projections of vacancy and time required to re-lease the Premises. (For the purposes of calculating the rent which would have been paid hereunder for the lump sum payment calculation described herein, the last full year’s Additional Rent under Section 4 is to be deemed constant for each year thereafter. The Federal Reserve discount rate (or equivalent) shall be used in calculating present values.) Should the parties be unable to agree on a fair market rent, the matter shall be submitted, upon the demand of either party, to the Boston, Massachusetts office of the American Arbitration Association, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be an MAI appraiser with at least ten years’ experience as an appraiser of major office buildings in downtown Boston. The parties agree that the decision of the arbitrator shall be conclusive and binding upon them. If, at the end of the Term, the rent which Landlord has actually received from the Premises is less than the aggregate fair market rent estimated as aforesaid, Tenant shall thereupon pay Landlord the amount of such difference. If and for so long as Landlord does not make the election provided for in this Section 16.04 above, Tenant shall indemnify Landlord for the loss of rent by a payment at the end of each month which would have been included in the Term, representing the excess of the rent which would have been paid in accordance with this Lease (i.e., Base Rent and Additional Rent that would have been payable to be ascertained monthly) over the rent actually derived from the Premises by Landlord for such month (the amount of rent deemed derived shall be the actual amount less any portion thereof attributable to Landlord’s reletting expenses described in Section 16.03 which have not been reimbursed by Tenant thereunder).

In lieu of the damages, indemnity, and full recovery by Landlord of the sums payable under the foregoing provisions of this Section 16.04, Landlord may, by written notice to Tenant within six months after termination under any of the provisions contained in Section 16 and before such full recovery, elect to recover, and Tenant shall thereupon pay, as minimum liquidated damages under this Section 16.04, an amount equal to (i) the aggregate of the Base Rent and Additional Rent for the twelve-month period ending one year after the termination date (or, if lesser, for the balance of the Term had it not been terminated), plus (ii) the amount of Base Rent and Additional Rent of any kind accrued and unpaid at the time of termination, and minus (iii) the amount of any recovery by Landlord under the foregoing provisions of this Section 16 up to the time of payment of such liquidated damages (but reduced by any amounts of reimbursement under Section 16.03). The amount under clause (i) represents a reasonable forecast of the minimum damages expected to occur in the event of a breach, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors. Liquidated damages hereunder shall not be in lieu of any claims for reimbursement under Section 16.03.

Free rent amounts, rent holidays, rent waivers, rent forgivenesses and the like, including, without limitation, the amounts waived during the Monthly Rent Waiver Periods (collectively “Free Rent Amounts”), if any, have been agreed to by Landlord as inducements for Tenant to enter into and faithfully to perform all of its obligations contained in this Lease. For all purposes under this Lease, upon the occurrence of any event under Section 16.01 and the lapse of any applicable grace or notice period, any Free Rent Amounts set forth in this Lease shall be deemed void as of the date of execution hereof as though such Free Rent Amounts had never been included in this Lease, and calculations of amounts due hereunder, damages and the like shall be determined accordingly. The foregoing shall occur automatically without the requirement of any further notice or action by Landlord not specifically required by Section 16.01, whether or not this Lease is then or thereafter terminated on account of the event in question, and whether or not Tenant thereafter corrects or cures any such event.

Any obligation imposed by law upon Landlord to relet the Premises after any termination of the Lease shall be subject to the reasonable requirements of Landlord to lease to high quality tenants on such terms as Landlord may from time to time deem appropriate and to develop the Building in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like, and Landlord shall not be obligated to relet the Premises to any party to whom Landlord or its affiliate may desire to lease other available space in the Building.

16.05
Curative Action. If Tenant is in Default of any of its non-monetary obligations under this Lease, Landlord shall have the right, but not the obligation, to perform any such obligation. Tenant shall reimburse Landlord for the cost of such performance upon demand, together with an administrative charge equal to ten percent (10%) of the cost of the work performed by Landlord.

16.06
Claims in Bankruptcy. Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute or law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.
16.07
Late Charges and Fees. If Tenant does not pay any Rent when due hereunder, then without notice and in addition to all other remedies hereunder, Tenant shall pay to Landlord an administration fee in the amount of four percent (4%) of the unpaid Rent, plus interest on such unpaid amount at the rate of one and one half percent (1.5%) per month from the date such amount was due until the date paid (which interest, as accrued to date, shall be payable from time to time upon Landlord’s demand); provided, however, in no event shall such interest exceed the maximum amount permitted to be charged by applicable law. Notwithstanding the foregoing, Tenant shall be entitled to a grace period of five (5) days for the first late payment of Rent in any twelve-(12)-month period prior to the imposition of the foregoing amounts. In addition, Tenant shall pay to Landlord a reasonable fee for any checks returned by Tenant’s bank for any reason.
16.08
Enforcement Costs. Tenant shall pay to Landlord, as Additional Rent, the costs and expenses, including reasonable attorneys’ fees, incurred in enforcing any obligations of Tenant under this Lease with which Tenant has failed to comply.
16.09
General. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy, and each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at law or in equity. Without limiting the generality of the foregoing, in addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by court order of the violation or attempted or threatened violation of any of the provisions of this Lease or of applicable Law or to a decree compelling specific performance of any such provisions.
17.
Limitation of Liability.
17.01
Landlord’s Liability. Tenant agrees from time to time to look only to Landlord’s interest in the Building for satisfaction of any claim against Landlord hereunder or under any other instrument related to the Lease (including any separate agreements among the parties and any notices or certificates delivered by Landlord) and not to any other property or assets of Landlord. If Landlord from time to time transfers its interest in the Building (or part thereof which includes the Premises), then from and after each such transfer Tenant shall look solely to the interests in the Building of each of Landlord’s transferees for the performance of all of the obligations of Landlord hereunder (or under any related instrument). The obligations of Landlord shall not be binding on any direct or indirect partners (or members, trustees or beneficiaries) of Landlord or of any successor, individually, but only upon Landlord’s or such successor’s interest in the Building, it being specifically agreed that neither Landlord, nor any successor holder of Landlord’s interest hereunder, nor any beneficiary of any trust of which any person from time to time holding Landlord’s interest is trustee, nor any such trustee, nor any member, manager, partner, director or stockholder nor Landlord’s managing agent shall ever be personally liable hereunder. If Landlord shall refuse or fail to provide any consent or approval for any matter for which Landlord’s consent or approval is required under this Lease or is otherwise requested by Tenant, Landlord shall not be liable for damages as a result thereof, and Tenant’s sole remedy to enforce any alleged obligation of Landlord to provide such consent or approval shall be an action for specific performance, injunction, or declaratory relief. NOTWITHSTANDING ANYTHING SET FORTH IN THIS LEASE OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD

SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; AND (B) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE TO TENANT FOR ANY LOST PROFITS, DAMAGE TO BUSINESS, OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

17.02
Assignment of Rents.
1.
With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises.
2.
In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller–lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller–lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser–lessor.
3.
Except as provided in paragraph (b) of this Section 17.02, in the event of any transfer of title to the Property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder. Tenant hereby agrees to enter into such agreements or instruments as may, from time to time, be requested in confirmation of the foregoing.
17.03
Landlord Default. In the event Tenant alleges that Landlord is in default under any of Landlord’s obligations under this Lease, Tenant agrees to give any Mortgagee (as defined in Section 20), by registered mail, a copy of any notice of default which is served upon the Landlord, provided that prior to such notice, Tenant has been notified, in writing (whether by way of notice of an assignment of lease, request to execute an estoppel letter, or otherwise), of the address of any such Mortgagee. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided by law or such additional time as may be provided in this Lease or such notice to Landlord, such Mortgagee shall have a period of thirty (30) days after the last date on which Landlord could have cured such default within which such Mortgagee will be permitted, but not be obligated, to cure such default. If such default cannot be cured within such thirty-(30)-day period, then such Mortgagee shall have such additional time as may be necessary to cure such default, if prior to the end of such thirty-(30)-day period such Mortgagee has commenced and is diligently pursuing such cure or the remedies under the Mortgage necessary for Mortgagee to be able to effect such cure, in which event Tenant shall have no right with respect to such default while such cure and remedies are being diligently pursued by such Mortgagee. Except as may be expressly provided in this Lease, in no event shall Tenant have the right to terminate the Lease nor shall Tenant’s obligation to pay Base Rent or other charges under this Lease abate based upon any default by Landlord of its obligations under the Lease. In no event shall Landlord or any Landlord Related Party ever be liable to Tenant for loss of profits, loss of business, or indirect or special or consequential or punitive damages from whatever cause.

18.
Holding Over.

If Tenant fails to surrender all or any part of the Premises in the condition required under this Lease (including, without limitation, the decommissioning requirements set forth in Exhibit F) at the expiration or earlier termination of this Lease, any such occupancy shall be subject to all of the terms and provisions of this Lease, except that Rent or the occupancy charge, as applicable, for any such hold over period shall be payable as provided in this paragraph. If Tenant holds over with Landlord's express written consent, such tenancy shall be a tenancy at will, terminable at any time by either party, and, unless otherwise agreed in such written consent, Tenant shall continue to pay Base Rent (subject to any applicable annual increase) and all other sums due under this Lease. If Tenant holds over without Landlord's express written consent, such occupancy shall be a tenancy at sufferance and Tenant shall pay an amount (on a per month basis without reduction for partial months) equal to (a) for the first thirty (30) days of such holdover, 150% of the total Base Rent and Additional Rent payable during the last thirty (30) days of the Term, and (b) for any holdover beyond such initial thirty (30) day period, 200% of the total Base Rent and Additional Rent payable during the last thirty (30) days of the Term. If Tenant's holdover without consent continues for more than thirty (30) days, Tenant shall be liable to Landlord for all damages and losses that Landlord suffers from such holdover. Tenant may inquire with Landlord not less than thirty (30) days prior to the expiration of the Term whether Landlord has a prospective tenant for the Premises that could expose Tenant to consequential damages for holding over.

19.
Surrender of Premises.

At the expiration or earlier termination of this Lease or Tenant’s right of possession hereunder, Tenant shall remove all Tenant’s Property from the Premises, remove all Required Removables (if any) under Section 8.03, remove all signage installed by or on behalf of Tenant, complete the decommissioning requirements set forth in Exhibit F, and quit and surrender the Premises to Landlord, free of tenancies, free of liens created by Tenant and free of Building violations attributable to Tenant, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted; provided, however, that for the avoidance of doubt, Tenant will have no restoration obligation associated with the Initial Turnkey Improvements. Tenant shall repair any damage caused by the installation or removal of Tenant’s Property or Required Removables or Tenant’s signage. If Tenant fails to remove any of Tenant’s Property or to restore or repair the Premises to the required condition as provided herein upon the expiration of the Term of this Lease (or, as applicable, within two (2) days after any earlier termination of this Lease or Tenant’s right to possession hereunder), then Landlord, at Tenant’s sole cost and expense, shall be entitled, but not obligated, to remove and store Tenant’s Property and/or perform such restoration or repair of the Premises. Landlord shall not be responsible for the value, preservation, or safekeeping of Tenant’s Property, and Tenant shall pay to Landlord, upon demand, the expenses and storage charges so incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within thirty (30) days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and, at Landlord’s option, title to Tenant’s Property shall vest in Landlord or Landlord may dispose of Tenant’s Property in any manner Landlord deems appropriate.

In addition to the surrender requirements under this Section 19, Tenant shall comply with the decommissioning obligations set forth in Exhibit F attached hereto, which decommissioning obligations must be completed by Tenant prior to the expiration or earlier termination of this Lease or Tenant’s right of possession hereunder.

20.
Subordination; Estoppel Certificate.
20.01
Subordination to Mortgages. This Lease and all of Tenant's rights hereunder are and shall be subject and subordinate to any mortgage(s), deed(s) of trust, deeds to secure debt, ground lease(s), or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to all renewals, modifications, refinancings, and extensions thereof (collectively referred to as a “Mortgage”). Landlord shall use reasonable efforts to obtain from the current holder of a Mortgage (a "Mortgagee") a subordination, non-disturbance, and attornment agreement in such Mortgagee’s standard form, with such commercially reasonable modifications as may be acceptable to such Mortgagee and Tenant. Upon request from Landlord or a Mortgagee, Tenant shall execute such an agreement. As an alternative, any Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. In the event Mortgagee enforces it rights under the Mortgage, Tenant, at Mortgagee’s option, will attorn to Mortgagee or its successor; provided, however, that Mortgagee or its successor shall not be liable for or bound by (i) any payment of any Rent installment which may have been made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Landlord under this Lease (but Mortgagee, or such successor, shall be subject to the continuing obligations of landlord under the Lease arising from and after such succession, but only to the extent of Mortgagee’s, or such successor’s, interest in the Property as provided in Section 17), (iii) any credits, claims, setoffs or defenses which Tenant may have against Landlord, or (iv) any obligation under this Lease to maintain a fitness facility at the Building, if any. Tenant, upon the reasonable request by Mortgagee or such successor in interest, shall execute and deliver an instrument or instruments confirming such attornment.
20.02
Modification of Lease. If any Mortgagee requires a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) Business Days following a request therefor. At the request of Landlord or any Mortgagee, Tenant agrees to execute a short form of this Lease and deliver the same to Landlord within ten (10) Business Days following the request therefor.
20.03
Estoppel Certificate. Each party shall, within ten (10) Business Days after receipt of a written request from the other party, execute and deliver a commercially reasonable estoppel certificate addressed to the requesting party and any parties reasonably requested by the requesting party, such as a current or prospective Mortgagee or purchaser of the Building. Without limitation, such estoppel certificate may include a certification as to the status of this Lease and any particular obligations thereunder, the existence of any defaults, and the amount of Rent that is then due and payable.
20.04
Tenant Information. If Tenant is not a public reporting company, then upon Landlord’s request from time to time, Tenant shall provide to Landlord the financial statements for Tenant and any guarantor for its most recent fiscal year and fiscal quarter. Financial statements for each fiscal year shall be prepared and certified by a certified public accountant; financial statements for each quarter shall be prepared and certified by Tenant’s or any guarantor’s chief financial officer. If requested by Tenant, such financial statements shall be furnished pursuant to a confidentiality agreement in a form reasonably provided by Landlord for such purpose.

21.
Miscellaneous.
21.01
Notice of Lease. Tenant shall not record this Lease or any memorandum or notice without Landlord’s prior written consent in Landlord’s sole discretion; provided, however, that Landlord agrees to consent to the recording of a memorandum or notice of this Lease, at Tenant’s cost and expense and in a form reasonably satisfactory to Landlord, if the initial term of this Lease together with any extension terms granted hereunder (if any) exceed, in the aggregate, the applicable statutory period for notice of leases in the state in which the Building is located. Notwithstanding the foregoing, Tenant may disclose the terms of this Lease if and to the extent required by applicable law, including any securities laws or regulations or any rule or regulation of any stock exchange to which Tenant or any affiliate of Tenant is subject, and the parties shall reasonably cooperate in good faith to agree upon any redactions to any copy of this Lease to be filed publicly. If this Lease is terminated before the Term expires, upon Landlord’s request the parties shall execute, deliver and record an instrument acknowledging such termination date of this Lease.
21.02
Governing Law, Etc. This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. This Lease contains all of the agreements and understandings between Landlord and Tenant with respect to the Premises and supersedes all prior writings and dealings between them with respect thereto, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. This Lease may be amended only by a writing signed by all of the parties hereto. The titles are for convenience only and shall not be considered a part of the Lease. Where the phrases “persons acting under Tenant” or “persons claiming under Tenant” or similar phrases are used, such persons shall include subtenants, sub-subtenants, and licensees, and all employees, agents, independent contractors and invitees of Tenant or of such other parties. The enumeration of specific examples of or inclusions in a general provision shall not be construed as a limitation of the general provision. If Tenant is granted any extension option, expansion option, or other right or option, the exercise of such right or option (and notice thereof) must be irrevocable to be effective, time always being of the essence to the exercise of such right or option; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the option granted shall be void and the purported exercise shall be ineffective. Unless otherwise stated herein, any consent or approval required hereunder may be given or withheld in the sole absolute discretion of the party whose consent or approval is required. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers, or any relationship other than landlord and tenant. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all such parties and entities, any requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities, and notices to any one person or entity comprising Tenant shall be deemed to have been given to all such persons and entities. Tenant’s covenants contained in this Lease are independent and not dependent, and Tenant hereby waives the benefit of any statute or judicial law to the contrary. Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or (except as expressly provided in this Lease) any casualty or taking, or any failure by Landlord to perform any covenant contained herein, or any other occurrence; and no termination or abatement remedy that is not expressly provided for in this Lease for any breach or failure by Landlord to perform any obligation under this Lease shall be implied or applicable as a matter of law.

21.03
Tenant Representations. Tenant represents and warrants to Landlord, and agrees, that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that the entity(ies) or individual(s) constituting Tenant or any guarantor, or which may own or control Tenant or any guarantor, or which may be owned or controlled by Tenant or any guarantor, or any of Tenant’s or any guarantor’s affiliates, or any of their respective partners, members, shareholders or other equity owners, and their respective employees, officers, directors, representatives or agents are not and at no time will be

(i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the individuals or entities with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or any replacement website or other replacement official publication of such list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, known as Executive Order 13224), or other governmental action and Tenant will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

21.04
Landlord Representations. Landlord represents to Tenant that: (a) Landlord shall perform the Landlord’s Work in compliance with applicable Laws; (b) as of the Effective Date, Landlord has not received any written violation notice that remains pending with respect to any non-compliance of the Premises with the Americans with Disabilities Act and any other applicable Laws; and (c) as of the Effective Date, Landlord is not aware of any Hazardous Materials in violation of applicable Environmental Health and Safety Laws existing at the Premises as of the Effective Date, other than materials ordinarily used in the operation and maintenance of a first-class office and laboratory building and which are being managed in accordance with applicable Laws. Landlord will cooperate in good faith with Tenant to memorialize agreed-upon ESG initiatives in a Green Lease Schedule to be attached to this Lease, provided that (i) Landlord shall not be obligated to incur any expense under such ESG initiatives and (ii) all such ESG initiatives shall be applicable to the Premises only (but not to the Initial Turnkey Improvements unless otherwise expressly provided in Exhibit C attached hereto).
21.05
Landlord shall, at its sole cost and expense and not as part of Expenses, be responsible for curing any violations of applicable Laws (including the ADA) with respect to the Base Building or any pre-existing violations of applicable Laws, unless such violation was triggered by the acts or omissions of Tenant, any improvements made by or on behalf of Tenant (including, without limitation, the Initial Turnkey Improvements and any Alterations) or Tenant’s use of the Premises (other than for general office use and general laboratory use [i.e., Laws of general applicability to normal operations of laboratory tenants or users in comparable buildings]).
21.06
Waiver of Trial by Jury; No Other Waiver. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. No failure by either party to declare a default immediately upon its occurrence, nor any delay by either party in taking action for a default, nor Landlord’s acceptance of Rent with knowledge of a default by Tenant, shall constitute a waiver of the default, nor shall it constitute an estoppel. The delivery of keys to Landlord or to Landlord’s property manager shall not operate as a termination of this Lease or a surrender of the Premises.
21.07
Time Periods. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent by Tenant, or the payment of any refund, credit, allowance, or the Security Deposit by Landlord), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, pandemics, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

21.08
Transfer of the Property. Landlord shall have the right from time to time to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer, Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, to the extent that any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease from and after the date of the transfer.
21.09
Submission. The submission of this Lease to Tenant or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises or an offer to lease, and no legal obligations shall arise with respect to the Premises or other matters herein unless and until such time as this Lease is executed and delivered by Landlord and Tenant and approved by the holder of any mortgage on the Building having the right to approve this Lease.
21.10
Brokers. Tenant represents that it has dealt directly with and only with the Broker (described in Section 1) as a broker, agent or finder in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers, agents or finders claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any other brokers, agents or finders claiming to have represented Landlord in connection with this Lease. Any assistance rendered by any agent or employee of Landlord in connection with this Lease or any subsequent amendment or modification or any other document related hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.
21.11
Survival. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations that accrued prior to or which may continue to accrue after the expiration or termination of this Lease.
21.12
Quiet Enjoyment. This Lease is subject to all easements, restrictions, agreements, and encumbrances of record to the extent in force and applicable. Landlord covenants that Tenant, on paying the Rent and performing the tenant obligations in this Lease, shall peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Law, and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other so-called quiet enjoyment covenant, either express or implied. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.
21.13
In connection with any construction, repairs, or alterations performed by Landlord in the Building, Landlord shall use commercially reasonable efforts to minimize interference with Tenant's use of and access to the Premises.
21.14
Reservations. This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. Landlord reserves the right to make changes to the Project, Property, Building and Common Areas as Landlord deems appropriate. Wherever this Lease requires Landlord to provide a customary service or to act in a reasonable manner (whether in incurring an expense, establishing a rule or regulation, providing an approval or consent, or performing any other act), this Lease shall be deemed also to provide that whether such service is customary or such conduct is reasonable shall be determined by reference to the practices of owners of buildings that (i) are comparable to the Building in size, age, class, quality and location, and (ii) at Landlord’s option, have been, or are being prepared to be, certified under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar rating system.

21.15
REIT Provisions. Tenant and Landlord intend that all amounts payable by Tenant to Landlord shall qualify as “rents from real property,” and will otherwise not constitute “unrelated business taxable income” or “impermissible tenant services income,” all within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord determines that there is any risk that any amount payable under this Lease may not qualify as “rents from real property” or will otherwise constitute impermissible tenant services income within the meaning of Section 856(d) of the Code and the Regulations, Tenant agrees to (a) cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all amounts payable under this Lease as “rents from real property,” and (b) permit (and, upon request, to acknowledge in writing) an assignment of the obligation to provide certain services under the Lease, and, upon request, to enter into direct agreements with the parties furnishing such services (which shall include, but not be limited to, a taxable REIT subsidiary of Landlord). Notwithstanding the foregoing, Tenant shall not be required to take any action pursuant to the preceding sentence (including acknowledging in writing an assignment of services pursuant thereto) if such action would result in (i) Tenant incurring more than de minimis additional liability under this Lease, or (ii) more than a de minimis negative change in the quality or level of Building operations or services rendered to Tenant under this Lease. For the avoidance of doubt: (A) if Tenant does not acknowledge in writing an assignment as described in clause (b) above (it being agreed that Tenant shall not unreasonably withhold, condition or delay such acknowledgment so long as the criteria in clauses (i) and (ii) hereinabove are satisfied), then Landlord shall not be released from liability under this Lease with respect to the services so assigned; and (B) nothing in this Section shall limit or otherwise affect Landlord’s ability to assign its entire interest in this Lease to any party as part of a conveyance of Landlord’s ownership interest in the Building.
21.16
Execution. This Lease may be executed in one or more counterparts and, when executed by each party, shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. Transmission by email of a pdf copy of the signed counterpart of the Lease shall be deemed the equivalent of the delivery of the original, and any party so delivering a pdf copy of the signed counterpart of the Lease by email transmission shall in all events deliver to the other party an original signature promptly upon request.

[Signatures on Following Page]

Landlord and Tenant have executed this Lease as a sealed Massachusetts instrument in two or more counterparts as of the Effective Date of this Lease set forth above.

LANDLORD:

NWALP PHOP PROPERTY OWNER LLC,

a Delaware limited liability company

By: /s/ Jim. W. Geskey

Name: Title:

Jim W. Geskey
Senior Managing Director

TENANT:

STOKE THERAPEUTICS, INC.,

a Delaware corporation

By: /s/ Ian F. Smith Name: Ian F. Smith

Title: Chief Executive Officer

By: /s/ Thomas Leggett Name: Thomas Leggett

Title: Chief Financial Office